Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of the

Prudential Jennison Global Opportunities Fund (a series of the Prudential World Fund, Inc.):

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York

March 12, 2012